Exhibit (d)(4)

SUBADVISORY CONTRACT

This Subadvisory Contract (the “Agreement”) is entered into as of June 10, 2011, between CONVERGENCE FINANCIAL SERVICES, INC., a Michigan corporation (the “Adviser”), and AMBASSADOR CAPITAL MANAGEMENT, LLC, a Michigan limited liability company (the “Subadviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, dated as of the date hereof (the “Management Agreement”), with Ambassador Funds, a Delaware statutory trust, (the “Trust”) and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), pursuant to which the Adviser acts as adviser of the Trust’s separate series of shares of beneficial interest identified on Schedule A attached hereto (the “Funds”); and

WHEREAS, the Adviser desires to retain the Subadviser to provide investment advisory services to the Funds and to manage the Funds as the Adviser shall from time to time direct, and the Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties agree as follows:

1.

Employment of Subadviser.  The Adviser hereby employs the Subadviser to provide portfolio management services to the Funds, subject to the direction of the Adviser and the Board of Trustees of the Trust, including (but not limited to) the purchase, retention and disposition of portfolio securities in accordance with each Fund’s investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), portfolio reconciliation, cash management, back-office services, periodic reporting to the Adviser and the Board of Trustees of the Trust and such other services as may be reasonably requested by the Adviser.  The Subadviser’s activities shall be subject to the following agreements and covenants:

(a)

The Subadviser shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Funds, and what portion of the assets will be invested or held uninvested as cash or invested in cash equivalents.

(b)

In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Certificate of Trust filed with the State of Delaware, the Agreement and Declaration of Trust, the Bylaws of the Trust and Prospectus of each Fund and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust, co-operate with the Adviser’s (or its designee’s) personnel responsible for monitoring each Fund’s compliance, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.  In connection therewith, the Subadviser shall, among other things, comply with the Adviser’s Code of Ethics, soft dollar trading policy, brokerage allocation policy, and such other policies as the Adviser or the Trust may establish, and it shall prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.

(c)

The Subadviser shall place orders with or through such persons, brokers or dealers (but only with brokers or dealers that are not affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in each Fund’s Prospectus or as the Board of Trustees or the Adviser may direct from time to time.  In providing the Funds with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution.  Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party.  It is understood that no broker or dealer affiliated with the Subadviser may be used as principal broker for securities transactions.  It is also understood that it is desirable for the Funds that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Trust’s Board of Trustees and the Adviser from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(d)

The Subadviser shall maintain all books and records with respect to each Fund’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees and to the Adviser such periodic and special reports as the Trustees or the Adviser may reasonably request.  The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust or the Adviser with respect to any matter discussed herein, including, without limitation, the valuation of each Fund’s securities.

(e)

The Subadviser shall provide to the Adviser and to the Funds’ Custodian on each business day information relating to all transactions concerning each Fund’s assets that it manages, including (but not limited to) any pricing discrepancies from daily closing prices reported by each Fund’s pricing services, and shall provide the Adviser with such other information as the Adviser may request.

(f)

The Subadviser and Adviser understand and agree that the Adviser intends to manage each Fund in a “manager-of-managers” style, and that the Adviser will, among other things, (i) continually evaluate the performance of the Subadviser to each Fund through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust’s Board of Trustees as to whether this contract with the Subadviser should be renewed, modified, or terminated and (iii) periodically report to the Trust’s Board of Trustees regarding the results of its evaluation and monitoring functions.  The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(g)

The Subadviser will support all marketing and sales activities with respect to the Funds, including (but not limited to) providing press and other publicity interviews, attending conferences and seminars that the Adviser deems to be appropriate and meeting with prospective and existing shareholders, registered investment advisers and other financial intermediaries.  The Adviser will reimburse the Subadviser for its out-of-pocket expenses incurred in connection with such marketing support, provided that the expenses are approved in advance by the Adviser.

(h)

The Adviser shall have the right to approve the specific individuals employed by the Subadviser to perform the investment management services described above, and the Adviser shall also have the right to direct that the Subadviser terminate the involvement of any one or more of such individuals with respect to each Fund’s investment management activities, but any such change in personnel of the Subadviser shall not be deemed to be a termination of this Agreement.

2.

Maintenance of Books and Records.  The Subadviser shall keep each Fund’s books and records required to be maintained by the Subadviser pursuant to Section 1(d) hereof and shall timely furnish to the Adviser all information relating to the Subadviser’s services hereunder needed by the Adviser to keep the other books and records of each Fund required by Rule 31a-1 under the 1940 Act.  The Subadviser agrees that all records which it maintains for each Fund are the property of the Trust and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records.  The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(d) hereof.

3.

Representations and Warranties of the Subadviser.  The Subadviser represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and that such registration is currently effective.  Subadviser agrees to maintain its registration as an investment adviser under the Advisers Act and to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and any other applicable state and federal laws or regulations.  The Subadviser hereby represents and warrants that it will obtain, at its own expense, and maintain during the term of this Agreement (a) a bond that provides the Adviser with protection against fraud or dishonesty either directly or through connivance with others on the part of the Subadviser, its employees and agents, and (b) insurance in such amounts and with such companies as shall be reasonably acceptable to Adviser that provides the Adviser with protection from loss or damage due to any error or omission caused by the employees or agents of the Subadviser.  The Subadviser shall provide the Adviser with copies of such bond and insurance policy immediately upon the request of the Adviser and shall provide the Adviser with written notification of any changes made to such bond or insurance policy as soon as possible after such change has been made.  Such insurance policies shall name the Adviser as an additional named insured and shall contain an endorsement that such insurance policy cannot be cancelled without first providing thirty (30) days advance written notice to Adviser.  The Subadviser agrees to furnish to the Adviser copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to Section 1(b) hereof as the Adviser may reasonably request.

4.

Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall pay the Subadviser as full compensation therefore, a fee equal to 50% of the investment management fee paid to the Adviser by each Fund.  This fee will be computed daily, and will be paid to the Subadviser monthly, within three (3) business days after receipt by the Adviser of payment of its monthly management fee from each Fund.  The Subadviser acknowledges that it is aware that the Management Agreement requires that the Adviser waive up to 100% of its fees for managing the Funds if the total operating expenses of either Fund exceeds the maximum amount provided for in the Management Agreement, and that if such a waiver of fees is required of the Adviser, the fees payable to the Subadviser under this Agreement shall be waived to the same percentage as is the waiver under the Management Agreement.

5.

Limitation of Liability; Indemnification.  Except as set forth below, the Subadviser not be liable for any error of judgment or for any loss suffered by the Funds or the Adviser in connection with the matters to which this Agreement relates, except as loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.  Notwithstanding the first sentence of this Section 5 or any other provision of this Agreement, the Subadviser agrees to indemnify and hold harmless (and upon request defend, with counsel reasonably acceptable to Adviser) the Adviser and the Funds against any liability, loss, cost, or expense, including reasonable attorneys’ fees, incurred by the Adviser or the Funds as a result of (a) the Subadviser’s negligence, misconduct, lack of good faith, breach of fiduciary duty or violation of applicable federal or state securities law in the course of the performance of its responsibilities hereunder; (b) the Subadviser’s breach of any of its representations, warranties, obligations, covenants or agreements under this Agreement; (c) any liability that is sought to be imposed upon Adviser under its Management Agreement with the Funds with respect to obligations under such Management Agreement that Subadviser has agreed to perform under this Agreement; or (d) any requirement that the Adviser indemnify a third party as a result of the Subadviser’s implementation of its investment strategies, except to the extent any such liability, loss, cost, or expense is a result of direct written instructions by the Adviser to the Subadviser or third party which constitutes negligence, misconduct, lack of good faith or any breach of fiduciary duty by the Subadviser.

6.

Term; Termination.  This Agreement shall become effective on June 30, 2011 (the “Effective Date”), and shall continue in effect for a period of more than two years from the Effective Date only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, with respect to one or more of the Funds by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund (but only with respect to that particular Fund), or with respect to one or more of the Funds by the Adviser or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

7.

No Restriction on Subadviser Activities.  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.

Adviser to Furnish Marketing and Other Materials.  During the term of this Agreement, the Adviser agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Funds or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing within three (3) business days (or such other time as may be mutually agreed) after receipt thereof.  Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9.

Amendment.  This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10.

Governing Law.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Acts.  In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provision) of the State of Michigan.

11.

Notices.  Any notices or other communications required or permitted hereunder shall be deemed to have been given if sent by first class mail, overnight delivery or hand delivery to the following addresses:

If to the Adviser, to:

4000 Town Center, 11th Floor

Southfield, Michigan  48075

(248) 784-1400

Attention: Timothy J. Otto, President

If to the Subadviser, to:

500 Griswold Street, Suite 2800

Detroit, Michigan 48226

(313) 961-3111

Attention:  Brian T. Jeffries, President

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

CONVERGENCE FINANCIAL SERVICES, INC.

By:  /s/  Timothy J. Otto

       Timothy J. Otto, President

AMBASSADOR CAPITAL MANAGEMENT, LLC

By:  /s/  Brian T. Jeffries

       Brian T. Jeffries, President

SCHEDULE A

The Funds to which this Subadvisory Contract applies are the following, each of which is a series of the Trust: shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, a management fee for such Fund set forth below, based on the net assets of each Fund:

Selkirk Bond Fund

Selkirk Short Term Bond Fund

This schedule may be amended from time to time, as evidenced by the signatures of the officers of the Adviser and Subadviser indicated below.

CONVERGENCE FINANCIAL SERVICES, INC.

By:   /s/ Timothy J. Otto

       Timothy J. Otto, President

AMBASSADOR CAPITAL MANAGEMENT, LLC

By:   /s/ Brian T. Jeffries

       Brian T. Jeffries, President

Effective Date: June 30, 2011